Code of Business Conduct and Ethics

(Adopted September 29, 2009)

1.	Policy

Non-Invasive Monitoring Systems, Inc. and its subsidiaries (the “Company” or “NIMS”) are committed to maintaining high standards of business conduct and ethics.  This Code of Business Conduct and Ethics (this "Code") reflects the business practices and principles of behavior behind that commitment.  We expect employees, officers and directors to read and understand this Code and abide by it in the performance of his or her business responsibilities.  We have established the position of Compliance Officer (the “Compliance Officer”) to oversee this program and he can address any of your questions or concerns.  The Compliance Officer, our Chief Financial Officer, can be reached at 305-575-4202.  You may also speak with your supervisor or our Chief Executive Officer.

2.	Lawful and Ethical Conduct

NIMS’ policy is to be a good corporate citizen of the countries in which it does business.  A necessary aspect of this policy is the responsibility of the Company and each director, officer and employee to obey all laws and regulations which are applicable to us.  We must obey not only the letter, but also the spirit of the law.  The Code of Conduct discusses each director, officer and employee’s obligations with respect to certain laws that directly affect the way we do business, such as those covering the manufacture, marketing and sale of medical devices, environmental laws, antitrust laws, laws relating to NIMS stock and stock options, and those governing the Company’s relationship with our directors, officers and employees.  However, the policy to obey the laws extends to all laws, not only the ones discussed below.

Another critical aspect of being a good corporate citizen is to promote high standards by conducting our affairs in a clearly ethical manner.  Even the appearance of ethical impropriety is to be avoided.  Integrity is, and must continue to be, the basis of all our corporate relationships.  These policies were established in the firm belief that it is both right and in the best interest of the Company for directors, officers and employees to act in accordance with them.  The corporate policies that are outlined here should be understood and followed by every director, officer and employee who acts on behalf of NIMS anywhere in the world.

Violation of these policies could, in many instances, subject NIMS and the individuals involved to criminal or civil actions, fines, and lawsuits for damages.  Also, violation of these policies could subject a director, officer and employee to discipline up to and including termination of director status or employment.  Employees can obtain advice concerning these policies from the persons to whom they report or directly from one of the Company’s executive officers.  On doubtful questions, directors, officers and employees should seek and receive advice in advance of taking action.

3.	Conflicts of Interest Are to Be Avoided

The Company respects the rights of its directors, officers and employees to manage their affairs and investments and does not wish to impinge upon their personal lives.  At the same time, directors, officers and employees should avoid situations that present a potential conflict between their interests and the interests of the Company.  Also, NIMS directors, officers and employees should pay proper attention to the Company’s best interests.  Employees owe the Company their loyalty and should avoid any investment or association that interferes with the independent exercise of sound judgment in the Company’s best interests.  Accordingly, we must be careful to avoid situations where our personal interests could conflict or appear to conflict with the interests of NIMS.  Where a conflict exists, it must be resolved to the satisfaction of the Company in order for the director or employment relationship to continue.

Circumstances that may give rise to conflicts of interest are not always obvious.  There are many areas of uncertainty, as well as conflicts, which arise despite the best intentions of a director, officer or employee.  To avoid potentially damaging effects on both the Company and the individual, the Company asks employees to promptly disclose to their supervisors any facts or circumstances that may involve, or appear to involve, a conflict of interest.  Such disclosure can assist employees in resolving honest doubts as to the propriety of a particular course of conduct.

Circumstances which could involve conflicts of interest which should be avoided include: personal or family financial interests in a competitor, supplier, or customer; employment by a competitor in any capacity; placement of business in a firm owned or controlled by an employee or a family member; employment of relatives (any person who is related by blood or marriage, or whose relationship with the director, officer or employee is similar to that of persons who are related by blood or marriage) in a direct working relationship; acting as a consultant to a customer or supplier; or acceptance of entertainment, gifts, payments, services or travel which have more than a nominal value from those seeking to do business with NIMS. While business courtesies are to be encouraged, directors, officers and employees should not accept entertainment, gifts, payments, services or travel that may reasonably be deemed by others to affect their judgment or actions in the performance of their duties.

4.	Insider Information and Trading

NIMS’ insider trading policy forbids its directors, officers and employees from using, for personal advantage, information that they acquire during the course of their director status or employment with the Company that has not been publicly disclosed ("inside information").  This information could be used for personal advantage in a number of ways.  One way is associated with trading in NIMS stock or listed options.

The trading of NIMS stock or listed options in the market, by an employee based upon material inside information, or by others who have acquired inside information from the employee, is forbidden.  Such trading, in addition to raising obvious ethical considerations, subjects the user of such information to legal risks and could prove embarrassing to the individual and to the Company.  All employees must exercise caution not to disclose inside information to outsiders, either intentionally or inadvertently, under any circumstances, whether at meetings held as part of the business day or at informal after-hours discussions.

Even after information has been publicly disclosed through appropriate channels, a reasonable time should be allowed to pass before trading in NIMS stock or listed options to allow for public dissemination and evaluation of the information.  In addition to the above, none of us should buy or sell securities in any other company about which we have material inside information obtained in the performance of our duties at NIMS.

Because it is often difficult to determine whether the standards described above have been satisfied, to prevent inadvertent violation of the Company’s policy or of the securities laws, directors, officers and employees who have questions should consult with the Compliance Officer or the Company’s legal counsel prior to engaging in any transaction involving NIMS stock, listed options or stock options.

5.	Company’s Assets Should be Preserved

Each director, officer and employee has a responsibility to preserve the Company’s assets, including its property, plants, equipment and resources.  Inherent in this responsibility is the duty to not misuse the assets of the Company.  The use of Company assets or the use of the services of Company personnel for non-Company purposes is improper.

6.	Company’s Proprietary Information Should be Safeguarded

In addition to preserving and not misusing the tangible assets and resources of the Company, each director, officer and employee must also protect the Company’s intellectual property.  Such property includes scientific and technical knowledge, know-how, and the experience developed in the course of the Company’s activities, including information NIMS develops in research, production, marketing, sales, legal, and finance.  Such information is a vital asset of the Company, essential to our continued success.

This information is highly confidential.  It should be protected by all Company directors, officers and employees and not disclosed to outsiders.  Its loss through inadvertent or improper disclosure could be harmful to the Company.  Employees may be required to sign agreements reminding them of their obligation not to disclose the Company’s confidential information, both while they are employed and after they leave the Company.  The loyalty, integrity, and sound judgment of NIMS directors, officers and employees both on and off the job are essential to the protection of the Company’s proprietary information.

7.	Good Community Relations Should be Maintained

NIMS has a commitment to function as a good corporate citizen.  NIMS recognizes that constructive interaction with society and a positive relationship with host communities are important to business success.  These goals are achieved by conducting business, whenever possible, so as to contribute to the overall economic vitality of the host community; by operating our facilities in accordance with applicable laws; and by supporting and encouraging public policies that enhance the proper operation of the business and take into account legitimate employee and community interests.  Each director, officer and employee is a representative of the Company in the community, in which he or she lives and works.  Directors, officers and employees should therefore act in a manner, which enhances the Company’s relationships with the communities in which it does business.

8.	Good Employee Relations Should be Maintained

NIMS seeks to establish and maintain its reputation as an outstanding employer and to ensure high levels of employee motivation and commitment.  It is NIMS’ policy to treat applicants and employees without regard to race, color, religion, sex, sexual orientation, age, national origin, handicap, or veteran status; to provide challenging opportunities for individual growth and advancement; to ensure open communication throughout the organization in order to resolve problems or complaints; to strive to protect its employees’ health and safety; to provide a work environment free from harassment; and to comply with all laws relating to employees.

Any violations of this policy should be reported to the Compliance Officer.  All reported complaints will be confidentially investigated and resolved.  Individual managers and supervisory personnel have direct responsibility for implementing this policy.  However, the support of all our employees is essential to the policy’s successful implementation.

9.	High Standards of Quality Should be Maintained

A commitment to quality is essential to the Company, especially in the medical device business.  NIMS is dedicated to the development, manufacture, and delivery of high quality products meeting both our own quality standards and our customers’ requirements.  In addition, all of our products must be manufactured in accordance with laws, including good manufacturing practices.  To ensure compliance with these policies, we have implemented extensive quality control and testing procedures.  All employees are responsible for maintaining the high quality of our products.  Each employee must bring to his or her supervisor’s attention any lapse in quality control or testing procedures.  If an employee is not satisfied with the actions taken, he should bring the matter to the attention of any of the executive officers of the Company.

10.	Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity; Public Reporting

It has always been the policy of the Company to maintain the integrity of its financial records and to assure that its financial statements fairly and accurately reflect the financial condition and results of operations of the Company.  All funds and assets of the Company are to be recorded in its records of account and are not to be hidden.  No false or artificial entries shall be made in the records of the Company for any reason, and no payment on behalf of the Company shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying our internal reports, reports filed with the Securities and Exchange Commission or press releases issued by the Company should strive to ensure that our financial and other disclosure is timely, accurate and transparent and that our reports and press releases contain all of the information about the Company that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures.

Any employee having information or knowledge of any hidden fund or asset, of any false or artificial entry in the books and records of the Company, or of any such payment shall promptly report the matter to the Company’s Compliance Officer or the CEO.  Additional information dealing with this subject is contained in published corporate and financial policies.

11.	Full Disclosure to Physicians Is Required

As a manufacturer of medical devices, NIMS intends to keep the medical profession fully informed of the uses, safety, contraindications, and side effects of our products and, where appropriate, of their operational requirements and characteristics.  This policy will be implemented by the use of package inserts, mailings to physicians and other health care professionals, the dissemination of other educational or promotional materials, as well as through oral presentations by our trained professional service representatives.  The Company follows the rule that the essential information given must be consistent both within the worldwide body of scientific knowledge pertaining to the products in question and with local requirements of good medical practice and governmental regulation.

12.	The Bribery of Government Officials Is Forbidden

NIMS has a policy forbidding bribery of government officials in the conduct of its business throughout the world.  No NIMS director, officer and employee anywhere in the world may engage in bribery of any government official.  NIMS takes this position not only because such payment would be in violation of the law but also because of the Company’s commitment to good government and the fair and impartial administration of the laws.

United States law makes it a felony to offer or give anything of value to a government official because of any official act performed or to be performed.  In addition, most government agencies have strict standards, which their employees must follow regarding the receipt of gifts, entertainment, meals, or other things of value.

13.	Commercial Bribery Is Prohibited

NIMS’ success in the market is based on the value provided to its customers through the delivery of quality products and services.  The Company does not seek to gain any improper advantage through the use of entertainment, meals, other business courtesies or gifts.  Accordingly, their use under circumstances which might infer that favorable treatment is being sought must be avoided.  It is imperative that when we meet with customers, we exercise good judgment and moderation in providing business courtesies and offer them only when appropriate and in accordance with reasonable and lawful customs in the marketplace.

NIMS has a policy of prohibiting any director, officer and employee, consultant, middleman, or other agent acting on behalf of the Company from directly or indirectly engaging in commercial bribery.  "Commercial bribery" deals with furnishing something of value to an agent, without the knowledge of the agent’s principal, in the hope that the agent will influence the principal’s commercial conduct.  An example would be paying money or giving a gift to an employee of a customer, without the knowledge of the customer, in the hope that the employee will influence the customer to purchase our products.  Engaging in commercial bribery is unlawful under the laws of the United States and the laws of a number of states, as well as under the laws of a number of countries outside the United States.

14.	Federal Corporate Political Contributions Are Prohibited

As a corporation, NIMS is prohibited by United States’ law from contributing to candidates for federal office.  Of course, this does not mean that directors, officers and employees of the Company cannot contribute to candidates or otherwise take part in the political process.  In fact, NIMS encourages participation by directors, officers and employees in public affairs and political activities.  Each of us must recognize, however, that our participation must be on an individual basis, on our own time, and at our own expense.  Under no circumstances will the Company provide reimbursement for contributions to the campaign of any candidate for federal, state, or local office or to a political party.

15.	Competing Fairly and Complying with Antitrust Laws Is Essential

It is NIMS’ policy to compete fairly and legitimately and to comply with antitrust and competition laws.  The antitrust and competition laws apply to many aspects of business behavior, and those directors, officers and employees who have responsibility in areas of the business to which these laws apply must be aware of them and their implications.

The United States antitrust laws and the competition laws of many other countries and organizations prohibit agreements and activities that may have the effect of reducing competition without providing counterbalancing benefits to consumers.  Agreements and activities which are prohibited include: agreements with competitors to fix or control prices; agreements with competitors to allocate products, markets or territories; agreements to boycott certain customers or suppliers; agreements to refrain from or limit the manufacture, sale or production of any product; or reciprocal purchase arrangements or tie-ins.

To ensure that the Company avoids these illegal agreements, it continues to be the policy of the Company that there are to be no discussions or other contacts, direct or indirect, with competitors regarding (1) prices to be charged by NIMS or others or regarding other terms and conditions of sales, (2) the territories or markets in which products will be sold, (3) persons or companies to whom products will not be sold.  The same applies to the company’s suppliers and customers, except that discussions are permitted regarding the Company’s sales to such customers or purchases from such suppliers.

Because of the complexity of the United States antitrust laws and the competition laws of other countries and organizations like the European Economic Community, directors, officers and employees should consult with the Compliance Officer or the Company’s legal counsel when any situations arise which may result in a violation of these laws.  In addition, because the United States antitrust laws and the competition laws of other nations and organizations may be applied to international operations and transaction, employees should seek the advice of the Company’s legal counsel when questions covering international activities arise.

16.	Complying with Environmental Laws is Essential

NIMS must fully comply with all federal, state, local and foreign laws relating to the protection of the environment in the conduct of its business.  It is recognized that the use of hazardous materials is unavoidable.  However, we have an obligation to use and store these materials properly to ensure that contact with the environment is minimized and limited to established accepted circumstances.  All wastes which are generated must be stored as required by applicable law and must be recycled or disposed of as required by applicable law.  Employees must report, in accordance with applicable Company policies, any circumstances under which hazardous materials or wastes come in contact with the environment, are improperly handled or disposed of, or where a potential violation of the environmental laws may exist.

17.	Observe Restrictions on International Trade and Avoid Illegal Boycotts

U.S. law prohibits the exportation of products and technology to certain countries and trading partners, and trading restrictions may also be imposed by the laws of other countries in which NIMS companies manufacture products.  Since the application of these laws depends on the type of products and the countries involved, the Company’s legal counsel should be informed of any proposed new business relationships involving international trade.

NIMS may receive requests to participate in a boycott imposed by one non-U.S. country against another country that is friendly to the U.S. Participation in any such boycott violates U.S. law, and anyone receiving such a request is required to report it.  Employees should be alert to boycott provisions in forms that they receive from other companies, such as contracts, requests to bid, letters of credit, and purchase orders.  If any document contains language that may potentially be boycott-related, NIMS cannot sign the document, and it must be provided promptly to the Compliance Officer or the Company’s legal counsel for proper handling.

18.	Waivers

Any waiver of this Code for executive officers including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) or directors may be authorized only by our Board or the Audit Committee and will be disclosed to stockholders as required by applicable laws, rules and regulations.

19.	Ethics Hotline

You may contact our Ethics Hotline via toll-free call (1-877-848-2766), email (NIMS@signius.com) or website (http://www.thecompliancepartners.com/NIMS) if you wish to report actual or suspected violations of this Code.  The Ethics Hotline is administered by an independent compliance provider to ensure confidentiality.  You may make your contact anonymously, although the Compliance Officer may be unable to obtain follow-up details from you that may be necessary to investigate the matter.  Your contact with the Ethics Hotline will be kept strictly confidential to the extent reasonably possible within the objectives of this Code.

20.	Clarifying Questions and Concerns; Reporting Possible Violations

If you encounter a situation or are considering a course of action and its appropriateness is unclear, or if you wish to ask questions about the Company’s policy, discuss the matter promptly with your supervisor, the Compliance Officer or our Chief Executive Officer.  If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it.

21.	Compliance with the Code of Business Conduct and Discipline

NIMS strives to serve the overall interests of our customers, suppliers, employees, communities and shareholders.  NIMS believes that strict compliance by all directors, officers and employees with this Code of Conduct by each of us will best serve the interests of the Company and these constituencies.  Accordingly, violations of the Code of Conduct will not be tolerated and will result in penalties ranging from warnings and reprimands to discharges as deemed appropriate by the Company.  Willful disregard of criminal statutes underlying this Code of Conduct may require the Company to refer such violation for criminal prosecution or civil action.

Each supervisor has the responsibility for employees, including agents, consultants, and other representatives of the Company under his or her direction to: (1) continually stress to all employees the need for a commitment to the principles of the Code of Conduct; (2) ensure that their departments operate in accordance with the highest principles of business ethics; and (3) maintain a workplace environment that encourages open communication regarding the importance of operating under these principles and to reinforce the lines of communications available to employees to resolve concerns related to the Code of Conduct.

Each NIMS director, officer and employee is charged with the responsibility of familiarizing himself or herself with the Code of Conduct and reporting each violation or potential violation of the Code of Conduct of which he or she becomes aware.  The Company strongly encourages employees to work with their supervisors on matters concerning the interpretation and application of the Code and in making reports.  If any employee feels that he or she may not discuss a particular situation with his or her supervisor, such employee should feel free to discuss the matter with any of the executive officers of the Company.

We wish to assure each employee who reports a violation or potential violation of the Code of Conduct that he or she will, to the extent practicable, remain anonymous.  Under no circumstances will any employee be subject to any disciplinary or retaliatory action as the result of filing a report of a violation or a potential violation.  Concerns in this area should be reported to the head of human resources or to any executive officer.